Exhibit 10(f)
BASE CONTRACT FOR SALE AND PURCHASE OF NATURAL GAS

THIS Base Contract for Sale and Purchase of Natural Gas ("Base Contract"), made and entered into on this 1st day of January, 2004 by and between Northeast Energy Associates, A Limited Partnership, a Massachusetts limited partnership ("Buyer") and Tractebel Energy Marketing, Inc. ("Seller").

ARTICLE I PURPOSE AND PROCEDURES

1.1 This Base Contract establishes the terms and conditions governing the purchases and sale of Gas between the Seller and Buyer (each a "Party" and collectively, the "Parties") during the Term of this Base Contract. Gas purchased hereunder is intended solely for a portion the operational needs of the Facility and is not intended for resale.

1.2 This Base Contract provides for the delivery of Gas by Seller to Buyer under a Firm Performance Obligation for the entire term of the Contract. The Parties may by mutual agreement, through Confirmations described hereunder, modify the delivery obligations, including (without limitation) changes in the Delivery Point(s), for all or part of the Gas to be delivered hereunder.

1.3.1 The Parties will use the following transaction procedure. The Parties may periodically agree to transactions that modify deliveries under this Base Contract (i) by written document ("Confirmation"), or (ii) a recorded telephone conversation between authorized representatives. When the Parties come to an oral agreement regarding a modification of the deliveries under this Base Contract for a particular delivery period, they shall be legally bound from the time they so agree to transaction terms and each may rely thereon. Any such transaction shall be considered to be in "writing" and to have been "signed." Notwithstanding the foregoing, Seller shall, and Buyer may, confirm a telephonic transaction by sending a Confirmation via facsimile, E-mail or other mutually agreeable electronic means to the other Party by the close of the Business Day following the date of the oral agreement; provided that the failure to send a Confirmation shall not invalidate the oral agreement of the Parties.

1.3.2 If a sending Party's Confirmation is contrary to the receiving Party's understanding of the oral agreement, the receiving Party shall notify the sending Party via facsimile, E-mail or other mutually agreeable electronic means before the close of the second Business Day following receipt if the receiving Party has not previously sent a Confirmation to the sending Party. The receiving Party's failure to so notify the sending Party via facsimile, E-mail or other mutually agreeable electronic means within the aforementioned time period constitutes the receiving Party's agreement to the terms of the transaction modification described in the sending Party's Confirmation.

1.3.3 If both Parties send a Confirmation regarding a single transaction and there are any differences in a material term between Seller's and Buyer's Confirmations, then neither Confirmation shall be binding until or unless such differences are resolved and agreed to in writing.

1.3.4 The Parties may electronically record any telephone conversations between their employees with respect to this Base Contract, without any special or further notice to the other Party. Each Party will obtain any necessary consent of its agents and employees for such recordings. Such recordings may be introduced as evidence of any oral transaction hereunder and the Parties agree not to contest the validity or enforceability of any oral agreement, which is recorded in accordance herewith.

1.4 The entire agreement between the Parties shall be those provisions contained in this Base Contract, any effective Confirmation, and any oral agreement of the Parties pursuant to Section 1.3.1 (collectively, the "Contract"). In the event of a conflict between the terms of (i) an effective Confirmation, (ii) the oral agreement of the Parties pursuant to Section 1.3.1, and (iii) the Base Contract, the terms of the agreement shall govern in the priority listed in this sentence.

ARTICLE II DEFINITIONS
2.1 "Alternate Delivery Point" shall have the meaning set forth in Section 6.1.
2.2 "BTU" shall mean British Thermal Unit.
2.3 "Business Day" shall mean any day except Saturday, Sunday or bank holidays.
2.4 "Commencement Date" shall have the meaning set forth in Section 4.1.
2.5 "Confirmation" shall have the meaning set forth in Article I; provided that a written Confirmation shall be substantially in the form attached in Exhibit A.
2.6 "Contract" shall have the meaning set forth in Section 1.4.
2.7 "Contract Price" shall have the meaning set forth in Section 11.1.
2.8 "Contract Quantity" shall mean 11,456 MMBtu per Day for each Gas Day, unless otherwise modified pursuant to Sections 1.3.1 through 1.3.3.
2.9 "Cover Costs" shall have the meaning set forth in Section 16.1.

2.10 "Cover Standard" shall mean that if there is an unexcused failure to take or deliver any quantity of Gas pursuant to this Base Contract, then the non-defaulting Party shall use commercially reasonable efforts to obtain or sell Gas at a reasonable price for the delivery point.

2.11 "Delivery Point" for any Gas delivery to Buyer shall be the Primary Delivery Point, Alternate Delivery Point(s), or other point(s) as established by Section 6.1.
2.12 "Facility" means the Gas-fired electrical and steam generating plant located in Bellingham, Massachusetts and owned by the Buyer.
2.13 "Firm Performance Obligation" has the meaning given in Section 3.1.

2.14 "Forced Outage" means a partial or full interruption in the generating capability of the Facility due to an unplanned component failure (immediate, delayed, postponed, or startup failure) or other condition that requires the applicable unit to be removed from service, or prevents the unit from going back into service, immediately, within six hours, or before the end of the then next weekend.

2.15 "Fuel Manager" means the Buyer's fuel manager as designated from time to time in a written notice from Buyer to Seller.
2.16 "Gas" shall mean pipeline quality natural gas.

2.17 "Gas Day" shall mean a period of twenty-four (24) consecutive hours, coextensive with a "gas day" as defined in the tariff of the Transporter delivering Gas to the Delivery Point in a particular transaction.

2.18 "Imbalance Charges" shall mean any Scheduling penalties, imbalance penalties, overpull or unauthorized overrun penalties, operational flow order penalties, cash out charges, banking charges, or similar penalties, fees or charges assessed by a Transporter for failure to satisfy the Transporter's balancing and/or Scheduling requirements.

2.19 "Index Price" means the monthly posting (expressed in $/MMBtu) published in Platts Gas Daily Price Guide under "Monthly Contract", "Index", "Market Centers", "Northeast", "Niagara" (as such publication exists as of the date hereof). If such monthly index or such publication ceases to be published, the Parties shall in good faith determine a replacement monthly index to be utilized from the date the foregoing index or publication ceases to be published for the remainder of the term of this Base Contract (subject to further replacement as provided herein in the event that the replacement index ceases to be published), which replacement index shall reflect, to the maximum extent possible, the market cost of natural gas delivered to the Project.

2.20 "Maintenance Outage" means a partial or full interruption in the generating capability of the Facility due to the removal of a unit from service to perform work on specific components that can be deferred beyond the end of the then next weekend, but requires the unit to be removed from service before the next Planned Outage.

2.21 "MMBtu" shall mean one million BTUs.
2.22 "Month" shall mean the period beginning on the first calendar day of the calendar month and ending on the last calendar day of the same calendar month.
2.23 "Nomination" means Buyer's designation to Seller of the amount of Gas to be delivered to a Delivery Point during the Gas Day or Gas Days specified in the Nomination.
2.24 "Outage" shall mean Forced, Planned, or Maintenance Outage.
2.25 "Party" and "Parties" shall have the meanings set forth in Section 1.1.

2.26 "Planned Outage" means a partial or full interruption in the generating capability of the Facility due to the removal of a unit from service to perform work on specific components that is scheduled well in advance and has a predetermined date and estimated duration (such as annual overhauls, inspections, and testing).

2.27 "Power Purchaser" means any of Boston Edison Company, Commonwealth Electric Company or Montaup Electric Company.
2.28 "Primary Delivery Point" shall have the meaning set forth in Section 6.1.

2.29 "ProGas Contract" means the Gas Purchase Contract between Buyer and ProGas Limited, dated as of May 12, 1988, as amended by an Amending Agreement, dated as of April 17, 1989, and by a Second Amending Agreement, dated as of June 23, 1989, and by a Amending Agreement, dated as of November 1, 1991, and by Amending Agreement and a Letter Agreement, both dated as of July 30, 1993, as amended by an Amending Agreement dated as of March 1, 2003.

2.30 "Receiving Transporter" shall mean the Transporter receiving Gas at a Delivery Point.

2.31 "Schedule," "Scheduling," or "Scheduled" shall refer to the act of Seller, Buyer, and the Transporter(s) notifying, requesting, and confirming to each other the quantity of Gas to be delivered hereunder on any given Gas day. Gas shall be deemed to have been Scheduled when confirmed by Transporter(s).

2.32 "Termination Date" shall have the meaning set forth in Section 4.1.
2.33 "Transporter(s)" shall mean all pipeline companies transporting Gas for Seller or Buyer pursuant to a particular Confirmation.
ARTICLE III FIRM PERFORMANCE OBLIGATION

3.1 "Firm Performance Obligation" means Seller shall be required to sell and Buyer shall be required to purchase the Contract Quantity of Gas set forth herein on each Gas Day. Either Party may interrupt its performance only to the extent that such performance is prevented for reasons of Force Majeure without liability to the other Party.

ARTICLE IV TERM

4.1 This Contract shall remain in effect until the earlier of 9:59 a.m. EST on (i) the date set forth in a notice delivered by Buyer to Seller terminating this Base Contract for Buyer's convenience and without penalty to Buyer (the "Termination Date"), as set forth in a notice delivered by Buyer to Seller at least 5 days prior to the Termination Date and (ii) October 31, 2013. Deliveries of Gas hereunder shall commence at 10 a.m. (Eastern time) on the Partial Termination Date, as such term is defined in the Partial Termination Agreement dated as of July 11, 2003 between Buyer and ProGas Limited (the "Commencement Date"). The rights of both Parties under Section 14.3, the obligations of both Parties to make payments that have accrued prior to termination, the obligation of Seller to indemnify Buyer, and Buyer to indemnify Seller, pursuant hereto and the rights and obligations of the Parties under Section 13.3, Article IV and Article XX (to the extent necessary to administer the foregoing provisions of this Base Contract following such termination) shall survive the termination or cancellation of the Contract.

4.2 This Contract shall be subject to termination by mutual agreement of the Parties, such agreement not to be unreasonably withheld.
ARTICLE V TRANSPORTATION
5.1 Seller shall have the sole responsibility for transportation of Gas to the Delivery Point. Buyer shall have the sole responsibility for transportation of Gas at and after the Delivery Point.

5.2 In the event that Buyer's Gas requirements for any Gas Day are decreased for any reason, then upon Seller's request Buyer shall use reasonable commercial efforts to implement a transaction to make any of Buyer's unused transportation capacity available to Seller; provided, however, that (a) Seller shall pay Buyer's variable costs including fuel retention for the use of such transportation capacity, (b) the available transportation capacity shall be provided on an "as is" basis and Seller shall hold Buyer harmless in connection with any costs, penalties, liabilities or damages incurred by Seller in connection with the implementation of the provisions of this Section (excluding any demand or fixed costs payable by Buyer to its Transporter or any other Person in connection with the transportation capacity). Seller shall advise Buyer of its intent to use available excess transportation capacity pursuant to this Section promptly after receipt of Buyer's notice of quantity reduction.

ARTICLE VI DELIVERY POINT

6.1 The Delivery Point(s) for all Gas delivered hereunder shall be (i) the Primary Delivery Point (and associated maximum daily quantity) as described in Schedule 1 (the "Primary Delivery Point"), (ii) such other points (and associated maximum daily quantities) (each an "Alternate Delivery Point") listed in Schedule 1, or (iii) any other points as otherwise mutually agreed upon between Seller and Buyer. Upon Buyer's request and agreement by Buyer and Seller of the appropriate price pursuant to a Confirmation implemented in accordance with the procedures set forth in Article I, Seller shall procure and deliver Gas to a Delivery Point (other than the Primary Delivery Point or an Alternate Delivery Point) designated by Buyer for the period specified in Buyer's request and the associated Confirmation.

6.2 Upon Seller's request, Buyer shall accept Gas at an Alternate Delivery Point or other delivery point(s) designated by Seller for the period specified in Seller's request, provided that Seller agrees to pay any incremental cost to Buyer above the Contract Price and that Buyer determines that it has adequate pipeline capacity available to accept Gas at the Alternate Delivery Point or other delivery point(s) designated by Seller.

6.3 Deliveries of Gas at a Delivery Point requested by Seller or Buyer that is not designated as a Primary Delivery Point or Alternate Delivery Point shall be made on a firm basis including without limitation Force Majeure. During the term of this Base Contract, Buyer may not modify receipt or delivery points described in its transportation and storage agreements without the prior written consent of Seller.

ARTICLE VII SCHEDULING

7.1 The Parties shall coordinate their Scheduling requirements by telephone (and, where applicable, by means of Transporter's electronic bulletin board or other electronic data interchange method) with immediate confirmation in writing by facsimile. Ample time must be given to meet the Scheduling deadlines of the affected Transporter(s). Each Party's gas scheduler shall give the other Party's gas scheduler timely prior notice, and each Party's gas scheduler shall make appropriate Scheduling to the Transporter(s) in a timely manner, in each case sufficient to meet the requirements of all Transporter(s) involved in the transportation and delivery of Gas each Gas Day. Notice shall be provided (i) at least twenty-four hours prior to the earliest regularly scheduled Scheduling deadline applicable for each of the Transporter(s) receiving or delivering Gas to be Scheduled for flow on the first Gas Day of a month, and (ii) one hour earlier than such Scheduling deadline(s) for subsequent Scheduling. Should either Party become aware that actual deliveries at the Delivery Point(s) are greater or lesser than the amount of Gas Scheduled for delivery, such Party shall notify immediately the other Party's gas scheduler by telephone.

ARTICLE VIII IMBALANCES

8.1 If the supply or transportation necessary to deliver or receive the Contract Quantity is unavailable for any reason, the Party responsible for or having notice of such interruption shall immediately notify the other Party by telephone. Seller and Buyer shall then cooperate in all reasonable actions to avoid penalties imposed by the Transporter(s).

8.2 The Parties shall use all reasonable efforts to avoid imposition by any Transporter of Imbalance Charges and to minimize such charges if unavoidable. If, during any Month, Buyer or Seller receives an invoice from a Transporter, which includes Imbalance Charges, the Parties shall use their best efforts to promptly determine the validity as well as the cause of such Imbalance Charges. The Party responsible for causing such imbalance(s) shall be liable to the other Party for, if applicable, any associated Transporter penalties or cashout costs and losses incurred as a result of imbalance(s).

ARTICLE IX QUANTITY REDUCTIONS

9.1 In the event that Buyer's Gas requirements for any Gas Day are decreased due to a curtailment by a Power Purchaser, Outages, or other force majeure conditions described herein, then Buyer shall reduce the amount of Gas it receives on such Gas Day in accordance with the following order of reduction priority: (a) First, Gas to be delivered under any Gas storage agreements or arrangements entered into after the date of this Base Contract; (b) Second, Gas to be purchased under other contracts; and (c) Third, Gas to be purchased under this Base Contract and the Base Contract dated as of the date hereof between Buyer and FPL Energy Power Marketing, Inc., ratably on a 50/50 basis. For any Gas Day that Buyer is reducing the Contract Quantity pursuant to this Section, Buyer shall issue a Nomination to Seller designating the reduced Contract Quantity immediately upon receiving information that a quantity reduction is necessary, but in no event later than 9:30 a.m., Eastern Prevailing Time on the Business Day prior to the Gas Day on which deliveries are to be so reduced. Buyer shall not reduce the amount of Gas it receives for any Gas Day for economic or any other non-operational reasons, except that Buyer shall be entitled to a reduction as a result of a curtailment of the Facility by any Power Purchaser.

9.2 Buyer may request that Seller remarket any Gas that Buyer is required to accept hereunder and Seller shall use commercially reasonable efforts to do so and shall be entitled to Seller's Cover Costs for any such amount. Such requests shall be made pursuant to the Confirmation procedures set forth in Article I above.

9.3 Notwithstanding anything to the contrary in this Base Contract, in the event that the simple average of the daily quantities of Gas purchased by Buyer hereunder each Day during any 12 Month period is less than 75% of the original Contract Quantity, then upon Seller's request, the Parties shall negotiate in good faith to appropriately modify the terms of this Base Contract (including but not limited to the terms related to the Contract Price). If the Parties do not agree on such modifications within 30 Days after Seller's request, then Seller shall have the right to terminate this Base Contract upon giving 30 Days prior written notice to Buyer.

ARTICLE X Quality and MEASUREMENT
10.1 All Gas delivered hereunder shall meet the pressure, quality, heat content and other standards and specifications of the Receiving Transporter.

10.2 The unit of quantity measurement for purposes of this Base Contract shall be on an MMBtu dry basis. Measurement of Gas quantities hereunder shall be in accordance with the tariff of the Receiving Transporter.

ARTICLE XI PRICE

11.1 The "Contract Price" for all Gas delivered hereunder shall be an amount (expressed in $/MMBtu) equal to the Index Price. In the event Buyer and Seller mutually agree, the Contract Price may be adjusted pursuant to a Confirmation implemented in accordance with the procedures set forth in Article I; provided, however, neither Party is obligated to agree to any other pricing and either Party may withhold agreement for any reason.

ARTICLE XII TAXES

12.1 Seller shall pay or cause to be paid, all taxes, fees, levies, penalties, licenses or charges imposed by any government authority ("Taxes") on or with respect to the Gas prior to its delivery at the Delivery Points(s). Buyer shall pay or cause to be paid, all Taxes on or with respect to the Gas at or after its delivery at the Delivery Point(s). If a Party is required to remit or pay Taxes which are the other Party's responsibility hereunder, such Party shall promptly reimburse the other Party for such Taxes. If either Party is entitled to an exemption from any such Taxes or charges, such Party shall furnish the other Party with a copy of the appropriate exemption or resale certificate. The Parties agree to cooperate to mitigate taxes payable by either Party hereunder.

ARTICLE XIII BILLING, PAYMENT AND AUDIT

13.1 On or before the tenth calendar day following the Month of deliveries of Gas hereunder, Seller shall deliver to Buyer an invoice for the preceding Month properly identified as per the Contract (or applicable Confirmation) showing the total quantity of Gas delivered, the amount due, and other pertinent information. If the actual quantity delivered is not available by the contractual billing date, billing will be prepared based on the Scheduled quantities. The Scheduled quantity will then be corrected to the actual quantity on the following Month's billing or as soon thereafter as actual delivery information is available.

13.2 Buyer shall remit by wire transfer the amount due by the later of (i) the 25th calendar day of the Month in which the statement was rendered or (ii) ten days after receipt of the invoice by Buyer; provided that if such due date is not a Business Day, payment is due on the next Business Day following such date. If Buyer fails to remit the full amount payable by it when due, interest on the unpaid portion shall accrue at a rate equal to the lower of (i) the then-effective prime rate of interest published under "Money Rates" by The Wall Street Journal, plus two percent per annum from the date due until the date of payment, or (ii) the maximum applicable lawful interest rate. If Buyer, in good faith, disputes the amount of any such statement or any part thereof, Buyer will pay to Seller such amount as it concedes to be correct, provided, however, if Buyer disputes the amount due, Buyer must, at the earliest available opportunity, provide Seller supporting documentation acceptable in industry practice from Buyer's Transporter (or other appropriate source of documentation). If it is ultimately determined that Buyer owes the disputed amount, Buyer will pay Seller that amount with interest as determined above immediately upon such determination.

13.3 The Parties shall have the right, upon reasonable notice and at reasonable times, to examine the books and records of the other Party to the extent reasonably necessary to verify (i) the accuracy of any statement, charge, payment, computation made under the Contract or (ii) any curtailment of service under Section 13.4. Any such audit and any claim based upon errors in any statement or unauthorized curtailment must be made within two years of (i) the date of such statement or any revision thereof or (ii) the last calendar day of the Month during which any such alleged unauthorized curtailment occurs. Following such two-year period, a billing statement as adjusted shall be final. Errors in a Party's favor shall be rectified in full, with interest as calculated above, by such Party within 30 days of notice and substantiation of such inaccuracy.

13.4 When reasonable grounds for insecurity of payment by Seller arise, Buyer may demand adequate assurance of performance from Seller. Adequate assurance shall mean sufficient security in the form and for the term reasonably specified by Buyer, including, but not limited to, a standby irrevocable letter of credit, a prepayment, a security in an asset acceptable to the Buyer or a guarantee by a credit worthy entity.

ARTICLE XIV TITLE, WARRANTY AND INDEMNITY

14.1 Title to the Gas shall pass from Seller to Buyer at the Delivery Points(s). Seller shall have responsibility for and assume any liability with respect to the Gas prior to its delivery to Buyer at the specified Delivery Point(s). Buyer shall have responsibility for and any liability with respect to said Gas at and after its delivery to Buyer at the Delivery Point(s).

14.2 Seller warrants that it will have good and merchantable title to or will have the right to deliver all Gas sold hereunder and delivered by it to Buyer, free and clear of all liens, encumbrances, and claims.

14.3 Seller and Buyer each warrants that it is engaged in the direct commercial use of natural Gas in the ordinary course of its business, as producer, processor, merchant, or consumer or otherwise has knowledge of the practices associated with the purchase or sale of natural Gas. Each further warrants that it has and will maintain all the regulatory authorizations, certificates, and documentation as may be necessary and legally required to transport, buy, or make sales for resale of Gas sold or purchased hereunder.

14.4 Seller agrees to indemnify Buyer and save it harmless from all suits, actions, debts, accounts, damages, costs, losses, liabilities and expenses arising from or out of claims of title, personal injury or property damage from any or all persons to said Gas or other charges thereon which attach before title passes to Buyer. Buyer agrees to indemnify Seller and save it harmless from all suits, actions, debts, accounts, damages, costs losses, liabilities and expenses arising from or out of claims regarding payment, personal injury or property damage from said Gas or other charges thereon which attach at and after title passes to Buyer.

ARTICLE XV NOTICES
15.1 All Confirmations, Nominations, notices, invoices, and other communications ("Notices") made pursuant to the Contract shall be made as follows:
If to Buyer:

Northeast Energy Associates, A Limited Partnership
c/o Northeast Energy, LP
c/o FPL Energy, LLC
700 Universe Blvd.
P.O. Box 14000
Juno Beach, FL 33408
Attention: Nathan E. Hanson, Business Manager
Phone (561) 304-5121
Facsimile: (561) 304-5161

If to Seller:	For General Notices:
Tractebel Energy Marketing, Inc. 1990 Post Oak Blvd Suite 1900 Houston, TX 77056 Attention: Contract Administrator Phone: 713-636-1499 Facsimile: 713-636-1894
For Scheduling and Confirmation:
Tractebel Energy Marketing, Inc. 1990 Post Oak Blvd. Suite 1900 Houston, TX 77056 Attn: Manager, Gas Transmission Phone: 713-636-1417 Fax: 713-636-1894
15.2 All payments shall be made, in immediately available funds, as follows:
Tractebel Energy Marketing, Inc. Chase Bank of Texas, Houston, TX ABA # 113000609 Account #: 00100920447
15.3 Either Party may modify any information specified above by written notice to the other Party.
15.4 All Notices required hereunder may be sent by facsimile, a nationally recognized overnight courier service, first class mail or hand delivered.

15.5 Notices sent by facsimile shall be deemed to have been received upon the sending Party's receipt of its facsimile's confirmation hereof. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving Party. Notice delivered by hand shall be deemed to be received at the time it is delivered to an officer or to a responsible employee of the receiving Party. Notice via First Class Mail shall be considered delivered two Business Days after mailing.

ARTICLE XVI DEFAULTS AND REMEDIES

16.1 Subject to Sections 9.2, 16.3, and the Cover Standard the exclusive and sole remedy of the Parties in the event of a breach of the Firm Performance Obligation shall be recovery of the following Cover Costs: (a) in the event of a breach by Seller, payment by Seller to Buyer in an amount equal to (i) the difference, if positive, between the purchase price paid by Buyer for replacement Gas and the Contract Price, multiplied by the quantity of Gas agreed upon but not delivered by Seller to Buyer, plus (ii) Buyer's incremental transportation costs, plus (iii) any applicable Imbalance Charges ("Buyer's Cover Costs"); (b) in the event of a breach by Buyer, payment by Buyer to Seller in an amount equal to (i) the difference, if positive, between the Contract Price and the price received by Seller from the resale of such Gas, multiplied by the quantity of Gas not taken by Buyer, plus (ii) reasonable incremental transportation costs required for the resale of such gas, plus (iii) any applicable Imbalance Charges ("Seller's Cover Costs"); (c) in the event that Buyer has used commercially reasonable efforts to replace the Gas or Seller has used commercially reasonable efforts to sell the Gas to a third Party, and no such replacement or sale is available, then the exclusive remedy of the non-breaching Party shall be the difference between the Contract Price and the highest price in the range of the daily postings for the higher of (i) the Gas Day of non-delivery of Gas or (ii) the Gas Day after the Gas Day of non-delivery of Gas, such postings as published by Gas Daily under the heading Daily Price Survey under Citygates for Transco zone 6 non-N.Y. multiplied by the quantity of Gas agreed upon but not delivered by Seller or taken by Buyer, as the case may be; plus any applicable Imbalance Charges.

16.2 In the event either Party shall (i) make an assignment or any general arrangement for the benefit of creditors; (ii) default in the payment of any undisputed amount due to the other Party hereunder, which is not cured within 30 days after receipt of notice thereof; (iii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it, (iv) otherwise become bankrupt or insolvent (however evidenced); (v) be unable to pay its debts as they fall due; or (vi) in the case of Seller, fail to give adequate assurance of its ability to perform its obligations under the Contract within forty-eight (48) hours of a reasonable request by the other Party (each an "Event of Default"), then the non-defaulting Party shall have the right to either withhold and/or suspend deliveries until such Event of Default is cured. If any Event of Default is not cured within 30 days after the non-defaulting Party has given a default notice to the defaulting Party, the non-defaulting Party may terminate the Contract, in addition to any and all other remedies available hereunder. The default notice must be delivered to the defaulting Party after the applicable Event of Default has arisen and state the grounds for the Event of Default in reasonable detail.

16.3 In the event that the non-defaulting Party terminates the Contract under Section 16.2, the non-defaulting Party shall have the right to designate, by written termination notice, an early termination date ("Early Termination Date") as any date on or after the date of its termination notice under Section 16.2. Upon the Early Termination Date, the non-defaulting Party shall have the right to liquidate this Base Contract (including any portion of required deliveries not yet fully made) then outstanding by:

(i) Closing out the Contract at its Market Value, as defined below, so that the Contract is canceled and a settlement payment in an amount equal to the difference between such Market Value and the Contract Value, as defined below, of such Contract shall be due to the Buyer if such Market Value exceeds the Contract Value and to the Seller if the opposite is the case; and

(ii) Discounting each amount then due under clause (i) above to net present value in a commercially reasonable manner as at the time of liquidation (to take account of the period between the date of liquidation and the date on which such amount would have otherwise been due pursuant to the Contract); and

(iii) Setting off or aggregating, as appropriate, any and all settlement payments (discounted as appropriate) and (at the election of the non-defaulting Party) any or all other amounts owing between the Parties under this Base Contract so that all such amounts are aggregated and/or netted to a single liquidated amount payable by one Party to the other. The net amount due any such liquidation shall be paid by the close of business on the third Business Day following the Early Termination Date.

For purposes of this Section, "Contract Value" means the amount of Gas remaining to be delivered or purchased pursuant to the Contract multiplied by the Contract Price per unit, and "Market Value" means the amount of Gas remaining to be delivered or purchased pursuant to the Contract multiplied by the market price per unit determined by the non-defaulting Party in a commercially reasonable manner using the Cover Standard. The rate of interest used in calculating net present value pursuant to (ii) of this Section shall be determined by the non-defaulting Party in a commercially reasonable manner. The Parties agree that the Contract shall constitute a "forward contract" within the meaning of the United States Bankruptcy Code.

The non-defaulting Party's rights under this Section and to Cover Costs accrued prior to the termination date are the sole and exclusive remedy of the non-defaulting Party for an Event of Default. The non-defaulting Party shall give notice that a liquidation pursuant to this Section has occurred to the defaulting Party no later than the third Business Day following such liquidation, provided that failure to give such notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the defaulting Party against the non-defaulting Party.

16.4 Seller may immediately suspend deliveries to Buyer hereunder in the event Buyer has not paid any amount due Seller hereunder on or before the second calendar day following the date such payment is due.

16.5 Each Party reserves to itself all rights, set-offs, counterclaim, and other defenses which it is or may be entitled to arising from or out of the Contract.

16.6 EXCEPT AS EXPRESSLY PROVIDED HEREIN, IN NO EVENT WILL EITHER PARTY BE RESPONSIBLE, EITHER UNDER THIS ARTICLE XVI OR UNDER ANY OTHER TERM OR PROVISION OF THIS CONTRACT, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES.

ARTICLE XVII FORCE MAJEURE

17.1 Except with regard to a Party's obligation to make payments due under the Contract, neither Party shall be liable to the other for a failure to perform its obligations hereunder, if such failure was caused by Force Majeure. As used herein, the term "Force Majeure" shall mean an unforeseen occurrence or event beyond the control of the Party claiming excuse which partially or entirely prevents that Party's performance of its obligations, except the obligation to make payments due under any transaction.

17.2 Force Majeure shall include but not be limited to the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings which result in evacuation of the affected area, floods, washouts, explosions, breakage, or accident, derate, or necessity of repairs to machinery or equipment including Planned, Maintenance, or Forced Outages ("Outages") of the Facility or lines of pipe, weather related events such as hurricanes or freezing or failure of wells or lines of pipe which affects a significant geographic area; (ii) acts of others such as strikes, riots, sabotage, insurrections or wars; (iii) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, or regulation promulgated by a governmental authority having jurisdiction; and (iv) any other causes, whether of the kind herein enumerated or otherwise not reasonably within the control of the affected Party. Seller and Buyer shall make reasonable efforts to avoid Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance. Force Majeure shall not be based on (i) the loss or change of natural Gas markets; (ii) Buyer's inability economically to use or resell the natural Gas purchased hereunder; (iii) the loss or failure of Seller's supply; or (iv) any economic hardship leading to a breach of firm delivery by Seller, or (v) failure of Seller's non-Firm transportation service.

17.3 The Party whose performance is prevented by Force Majeure must provide notice to the other Party. Initial notice may be given orally; however, written notification with particulars of the event or occurrence is required within twenty-four (24) hours. Upon providing written notification of Force Majeure to the other Party, the affected Party will be relieved of its obligation to make or accept, as the case may be, delivery of Gas to the extent and for the duration of Force Majeure and neither Party shall be deemed to have failed in such obligations to the other during such occurrence or event. Upon notification by Buyer to Seller that such outage has been completed, Buyer's obligation to purchase gas shall be restored.

17.4 Neither Party shall be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected from any or all of the following circumstances: (i) the Party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch; or (ii) economic hardship.

17.5 Notwithstanding anything to the contrary herein, the Parties agree that the settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such disturbance.

17.6 In no event shall the failure of firm or other transportation or delivery rights of Seller constitute a Force Majeure hereunder unless such firm transportation and delivery rights are curtailed due to reasons beyond the control, and not the fault of, the Seller. In any such Force Majeure circumstance, Seller shall use reasonable commercial efforts to find an alternative means of transportation or delivery on the most advantageous terms available and shall notify Buyer of such terms, including the price thereof. In the event the use of such alternative means will result in a transportation cost in excess of the transportation costs that would have been incurred by Seller in the absence of such Force Majeure, then Buyer shall have the option to either (i) decline the use of such means in which case Seller shall be relieved of its delivery obligations hereunder so long as and to the extent that it cannot perform its delivery obligations hereunder due to such Force Majeure event or (ii) accept such alternative means in which case Buyer shall pay the amount of such increased costs. Upon Buyer's request, Seller shall provide Buyer with documentation supporting its efforts to identify alternative means and any cost increases related to the use of such means.

ARTICLE XVIII GOVERNMENTAL REGULATION

18.1 This Contract and all provisions herein will be subject to all applicable and valid statutes, rules, orders and regulations of any Federal, State, or local governmental authority having jurisdiction over the Parties, their facilities, or Gas supply, this Base Contract or any provisions thereof.

ARTICLE XIX DISPUTE RESOLUTION

19.1 In the event a dispute arises between Buyer and Seller, or the successors or assigns of either of the, regarding the application or interpretation of any provision of this Base Contract, the aggrieved Party shall promptly notify the other Party of its intent to invoke this dispute resolution procedure after such dispute arises. If the Parties shall have failed to resolve the dispute within ten Business Days after delivery of such notice, each Party shall, within five Business Days thereafter nominate a senior officer of its management to meet at a mutually agreed location to resolve the dispute.

19.2 Any controversy under this Base Contract that is not resolved pursuant to Section 19.1 shall be resolved by a board of arbitration, consisting of three (3) members, upon notice of submission given by either Party, which notice shall also name one (1) arbitrator. The Party receiving such notice, shall, by notice to the other Party within ten (10) days thereafter, name the second (2nd) arbitrator, or failing to do so, the Party giving notice of submission shall name the second (2nd) arbitrator. The two (2) arbitrators so appointed shall name a third (3rd) arbitrator.

19.3 The arbitrators shall be qualified by education, experience and training in the Gas industry to decide upon the particular question in dispute.

19.4 The arbitrators so appointed, after giving the Parties due notice of the date of a hearing and reasonable opportunity to be heard, shall promptly hear the controversy in New York, New York and shall thereafter render their decision determining said controversy no later than ninety (90) Days after such board has been appointed. Any decision requires the support of a majority of the arbitrators. If the board of arbitration is unable to reach such decision, new arbitrators will be named and shall act under this Base Contract, at the request of either Party, in a like manner as if none had been previously named.

19.5 The decision of the arbitrators shall be rendered in writing and supported by written reasons. The decision of the arbitrators shall be final and binding upon the Parties and will be complied with by the Parties. Each Party shall bear the expenses of its chosen arbitrator, and the expenses of the third (3rd) arbitrator shall be borne equally by the Parties. Each Party shall bear the compensation and expenses of its legal counsel, witnesses, and employees.

ARTICLE XX MISCELLANEOUS

20.1 This Contract shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective Parties hereto, and the covenants, conditions, and obligations of this Base Contract shall run for the full term of this Base Contract. No assignment of this Base Contract, in whole or in part, will be made without the prior written consent of the non-assigning Party, which consent will not be unreasonably withheld. Buyer may assign its interests herein to any lender of Buyer or of Buyer's partners or affiliates.

20.2 No waiver of any breach of this Base Contract shall be held to be a waiver of any other or subsequent breach. All remedies afforded in this Base Contract shall be taken and construed as cumulative.

20.3 This Contract sets forth all understandings between the Parties respecting the subject matter of each transaction and any prior contracts, understandings and representations, whether oral or written, representing this subject matter are merged into and superseded by the Base Contract and any effective Confirmation(s). This Contract may only be amended in writing.

20.4 This Contract may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. As used herein, the singular of any term shall include the plural.

20.5 The interpretation and performance of this Base Contract shall be governed by the laws of New York, excluding, however, any conflict of laws rule which would apply the law of another jurisdiction.

20.6 Compliance with the confirmation procedures of Article I satisfies any "writing" requirements imposed under the Uniform Commercial Code or any other applicable contract law.

20.7 Notwithstanding anything to the contrary, each Party to this Base Contract (and each employee, representative, or other agent of each Party to this Base Contract for so long as they remain an employee, representative or agent) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Base Contract and all materials of any kind (including opinions or other tax analyses) that are provided to each Party relating to such tax treatment and tax structure. The preceding sentence shall be effective immediately upon commencement of discussions between the parties (whether such discussions commenced verbally, in writing, or otherwise) that are related to the terms of this Base Contract.

IN WITNESS WHEREOF, Parties hereto have caused their names to be signed and executed in duplicate on this 1st day of January, 2004.
NORTHEAST ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
By:	Northeast Energy, LP, Its General Partner
By:	ESI Northeast Energy GP, Inc., Its Administrative General Partner
By:	NATHAN E. HANSON

Nathan E. Hanson Director

TRACTEBEL ENERGY MARKETING, INC.
By:	SAM HENRY

Sam Henry Executive Vice President

SCHEDULE 1 - Primary Delivery Point and Alternate Delivery Points
Primary Delivery Point:

"Located at the U.S. side of the International Boundary in Niagara Falls, Erie County, New York at the point known as the Niagara Import Point, at the interconnection between the facilities of TransCanada Pipeline Ltd. (TCPL) and Dominion Transmission Inc. (DTI)".

DTI via Tennessee Gas Pipeline (TGP) Contract No.: TGP 33177 MDQ: 11,456 MMBtu/day Delivery Point Name: Niagara River Purchase Meter No. 010902 Niagara County, NY
Alternate Delivery Points:
Dominion Transmission Inc. Contract No.: 200015 MDQ: 11,456 MMBtu/day Delivery Point Name: Marilla Meter No. 40113 Erie County, NY
Texas Eastern Transmission Corporation Contract No.: 330182 MDQ: 7,000 MMBtu/day Delivery Point Name: Compressor Station 23 (Chambersburg) Meter No. 79923 Franklin County, PA
Transcontinental Gas Pipeline Corporation Contract No.: 1044990 MDQ: 11,456 MMBtu/day Delivery Point Name: Leidy - National Fuel Meter No. 1007065 Clinton County, PA

Algonquin Gas Transmission
Interconnect: Texas Eastern Transmission Corporation
Lambertville - Meter No. 00210
Contract No.: 913001
MDQ: 7,000 MMBtu/day
Delivery Point Name: Bellingham
Meter No. 00094
Norfolk County, MA

Algonquin Gas Transmission
Interconnect: Transcontinental Gas Pipeline Corporation
Centerville - Meter No. 00220
Contract No.: 913001
MDQ: 11,456 MMBtu/day
Delivery Point Name: Bellingham
Meter No. 00094
Norfolk County, MA

Delivered Bellingham Plant - Assumes Algonquin Gas Transmission via TETCO Meter No. 00094 MDQ: 11,456 MMBtu/day Delivery Point Name: Bellingham Norfolk County, MA
Delivered Bellingham Plant - Assumes Algonquin Gas Transmission via TGPL Meter No. 00094 MDQ: 11,456 MMBtu/day Delivery Point Name: Bellingham Norfolk County, MA

EXHIBIT A CONFIRMATION

NEA Bellingham Facility		Date: ___________________________ Transaction Confirmation #: ________________
This Confirmation is subject to the Base Contract between Seller and Buyer dated January ___, 2004. The terms of this Confirmation are binding as provided in the Base Contract.

SELLER:
Tractebel Energy Marketing, Inc.
1990 Post Oak Blvd.
Suite 1900
Houston, TX 77056
Attn: Manager - Gas Transmission
Phone: 713-636-1417
Fax: 713-636-1894
Transporter: __________________________________

BUYER:
Northeast Energy Associates, A Limited Partnership
c/o Northeast Energy, LP
c/o FPL Energy, LLC
700 Universe Blvd.
P.O. Box 14000
Juno Beach, FL 33408
Attn: Nathan E. Hanson, Business Manager
Phone: 561-304-5121
Fax: 561-304-5161
Transporter: ___________________________________

Contract Price: $ ________/ MMBtu or ________________________________________________________
Delivery Period: Begin: _________________________, ________ End: __________________________, ________
Performance Obligation and Contract Quantity: (Select One)
Firm (Fixed Quantity):	Firm (Variable Quantity):	Interruptible:
_____ MMBtus/day	_____ MMBtus/day Minimum	Up to _____ MMBtus/day
" EFP _____ MMBtus/day Maximum
subject to Section 4.2 at election of "Buyer or o Seller
Delivery Point(s): _________________________________________ (If a pooling point is used, list a specific geographic and pipeline location):
Special Conditions:
Seller:	Buyer:

By:	By:

Title:	Title:

Date:	Date: